Exhibit 4.1

NUMBER	SHARES
OS

overture LOGO TM

OVERTURE SERVICES, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE	SEE REVERSE FOR CERTAIN DEFINITIONS CUSIP 69039R 10 0

This Certifies that

is the registered owner of

FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK, $.0001 PAR VALUE OF

OVERTURE SERVICES, INC.

transfer of which is registrable on the share register of the Corporation, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

     WITNESS the seal of the Corporation and the signatures of its duly authorized officers.

     Dated:

[ILLEGIBLE] CHIEF FINANCIAL OFFICER AND SECRETARY	[ILLEGIBLE] CHIEF EXECUTIVE OFFICER

OVERTURE SERVICES, INC
SEAL
DELAWARE

COUNTERSIGNED AND REGISTERED:

     MELLON INVESTOR SERVICE LLC

TRANSFER AGENT AND REGISTRAR,

By

AUTHORIZED OFFICER